Exhibit 10.15

Amended and Restated

Director Compensation Plan

The Compensation Committee and the Board of Directors have approved the following amended and restated plan with respect to the annual compensation of non-employee directors effective November 14.

Compensation Element	Amount
Board retainer	$45,000 per annum

Committee retainer	Audit Committee Chair: $15,000 Comp Committee Chair: $10,000 Nom. Committee Chair/member: uncompensated Committee member - $7,500 per annum

Board meeting fee	$500 for each in-person meeting participation and $100 for each telephonic participation, subject to a maximum of $2,000 per year

Committee meeting fee

Audit Committee Chair in-person per meeting fee - $1,000

Comp Committee Chair in-person per meeting fee - $750

Member meeting fee - $500, for each in-person meeting participation and $100 for each telephonic participation, subject to a maximum of $2,000 per year

Equity-based award

$60,000 per annum, composed of:

a. a $30,000 grant at the start of the fiscal year, part in cash settled RSU’s and part in cash-settled SAR’s and

b. a $30,000 grant approximately half-way through the fiscal year, part in cash settled RSU’s and part in cash-settled SAR’s

Deferral	Directors may participate in the Director Compensation Deferral Plan in accordance with its terms

Notes:

1.	Retainers will be payable annually, through quarterly payments each quarter of the year of service.

2.	Meeting fees will be payable annually, through quarterly payments each quarter of the year of service.

3.	Equity-based awards will be made by resolutions to be duly adopted by the Compensation Committee in accordance with the foregoing schedule. The proportion of RSU’s and SAR’s will be determined by the Committee in connection with making each award.

4.	The number of RSU’s will be determined based upon the Fair Market Value of the Common Stock, as determined by the closing price on the last trading day preceding the award. The strike price and the number of SAR’s will be based upon such Fair Market Value and the application of the Black Scholes formula.

5.	Equity-based awards will provide for vesting on the first anniversary of the date of grant (periodic equity, if any, will vest in accordance with the grant).

6.	Unvested equity-based awards (and periodic equity awards) will accelerate to vest upon retirement from the Board, provided that the director:

a.	is at least 60 years old,

b.	meets the “Rule of 70” (the sum of age plus years of Board service totals at least 70) and

c.	provides six-months notice of intent to retire (subject to waiver by the Board).

If practical, retirement should occur at the annual meeting date.

7.	If a director resigns (other than upon retirement), is not nominated for re-election or is not re-elected, the director will receive only vested awards through the departure date. Unvested awards will be forfeited.

8.	If a director ceases to be a director upon a change in control, the director will be deemed to have retired even if the director is not age 60 or the Rule of 70 is not met, and no advance notice from the director would be required.

Subject to the rights of holders in equity-based awards previously made, the foregoing plan may be amended by the Compensation Committee or the Board at any time in their discretion.

Dated: November 5, 2014

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